Exhibit 10.1

Farglory Financial Center Taichung Lease Agreement

Lease contract person: YMA Corporation

Source: Farglory Life Insurance Inc.

Fuwei “Far Xiong Financial Center Taichung” (hereinafter referred to as the simple title “Taichung”) was edited by the owner of the building and the consent of Shuangfang.

This Lease Agreement (hereinafter referred to as the Simplified Lease Agreement). Before the revision of this Tax Agreement, the terms and conditions of this Tax Agreement are as follows:

Article 1 Rent Target

Tax target base location: 77-64, Hexian Section, Xitun District, Taizhong City, Class 3 commercial district for use area, G2 payment office for use of cellar (G2), shown below. Public facilities, including the area of the apartment building, are owned and registered according to the area (attached to the apartment building, hereinafter referred to as the subject property).

Floor number	Construction	Gate plaque	Area/tsubo	Notes
A01F07		No. 1, 633, No. 7, Section 2, Taiwan Avenue, Xitun District, Taichung City	105.36
A0 2 F07		633, No. 7, Building 2, Section 2, Taiwan Avenue, Xitun District, Taichung City	105.09

Article 2 Rental Period

The term of this lease shall begin on February 17, 114 of the Liberal Democratic Party and end on February 16, 115 of the Liberal Democratic Party, for a total of one year.

Article 3 stage tax ( new coin / yuan )

Rental fee calculation period	Tax (untaxed)	Business tax	Total tax	Notes
114.02.17-115.02.16	204,127	10,744	214,870

1.	The tax includes 5% of the tax, the tax period is adjusted according to the tax, and the difference is borne by the tax.

2.	Administrative expenses, water, electricity expenses, etc. are to be borne by the individual. Does not include taxes.

Article 4: Rent and Payment Method

1.	1 day before each month ( including 1 day before each month ) from tax payment to tax payment per month, payment of tax payment by one day before each month ( incl.) Registered account : [ Kokutai Sehua Bank Matsuyama Branch ] Bank charge : [ 013 ] Account : [ 585900-54902977 〕 Nickname : 〔 Farglory Life Insurance Inc.〕). Due to the payment of tax, the tax shall be paid on the following day. When a tax is paid for an unspecified period, an additional penalty will be calculated at 1/1000th of the monthly tax for each day.

2.	Individual monthly amount of tax 8, 8% of individual monthly amount, payment of tax due date not yet paid, tax payment termination contract, immediate recovery of original tax, tax deduction, legal postponement of tax Interest and other charges and other expenses incurred by the taxpayer shall be paid in full, all losses incurred by the taxpayer shall be paid, and the amount of the deficiency shall be paid within three days of the notice of the taxpayer.

3.	The amount of tax to be paid, the amount of money to be paid and the amount of money to be paid.

Article 5. Guarantee

1.	Compliance with and performance of the terms and conditions of this contract, and when the contract is signed, benefits, wages, insurance money, and other fees will be paid in a total of NT$ 1,044,540. If the person claims that the tax is unprofitable, the tax guarantee is NT$ 994,803 yuan, and the supplementary difference is NT$ 49,737.

2.	When the tax is paid, the tax is not paid, the tax is not paid, the tax is not paid, the tax is not paid, the tax is not paid, the tax is not paid, the tax is not paid, and the tax is not paid or improved. Self-assessment of rent insurance, amount of rent insurance, amount of debt paid by the tax payer, deadline for notification of tax payer Internal supplementation, person who has not completed the supplement due to expiration date, person who has made the tax, who has obtained the termination of the main tax, whether or not there is a deficiency, person who has made the tax and who has received the tax in the direction of the transfer is required to compensate the person who has made the tax.

3.	Expiration or termination of the lease period, the fulfillment of the obligations of the guarantor, any unfunded taxes or other expenses, and the recovery of the guarantor. ( Reference No. 1 ) Parallel exchange tax return target property, completion company establishment registration and transfer, and the return of the tax payer and the rent guarantee in the preceding paragraph.

Article 6 Continuation

1.	The person who agrees to this tax shall continue to approve or deny the tax, and the person who made the written declaration within three months of the final period, and whether or not the person will continue to approve the tax or not, shall answer within one month after the date of payment of the tax. When the tax person wishes to continue the tax, the person who receives the tax agrees to it, and the tax is revised, the tax is adjusted, and the tax is subsequently used. Immediate transfer at the end of the tax period, replacement tax target, prepayment of tax, non-refundable tax extension or request for supplementary payment of tax, and the provisions of Article 451 of the Civil Code shall not apply. Due to the non-obligation of the taxpayer, the reason for the payment of the tax or rent guarantee, the existence of the claim regarding the tax, the provision of water, power supply, air conditioning, etc. to the target property, as well as the taxpayer and the immediate severance of the tax.

2.	If the tax is not continued, the tax shall be agreed upon in accordance with the regulations, and within three months before the end of the contract period, the tax may be combined within the specified time, the tax may be invited, the tax may be inspected within the room, etc.

Article 7: Internal clothing repair and protection

1.	Comply with government-related construction management laws, fire protection laws, and public safety laws and regulations, as well as approval for equipment modification within the main machinery application room prior to construction. Before construction, the construction work begins after the approval of the internal equipment inspection by the inspector, the design of the water power, fire department, etc., and the approval of the internal equipment inspection by the main machinery.

2.	Construction completed within the approval period ( including the expansion period ), application completed, and application completed and approved for internal repair. After the approval of the certification, the completion of the project will be completed and the license will be issued.

3.	Within the lease period, the tax person shall be responsible for the reasonable maintenance of the lease target property, the repair, maintenance, and renewal costs of the lease target property, and shall be subject to the provisions of the Management Committee and management regulations.

4.	The fixed equipment is placed in the property of the tenant, and when the lease term is not continued or terminated, the tenant is responsible for its own transportation. Clear air restoration original condition ( as per attached matter ), exchange tax target object pre-evaluation tax person, unprofitable and damaged building property and its original possession equipment. When a young person receives a tax, he or she is not liable for any equipment or goods that may be subject to tax, including any equipment or goods that may be subject to the tax, the handling of the property, the cost of recovering the property, and any other expenses incurred by the tax.

Article 8 Cost Burden

Tax target property management fees, water costs, electricity costs equal to the start of the tax ( before or after the start of the tax)

According to the standard for calculating the tax, the standard for calculating the tax is as follows :

1.	Management fee calculated at 115 yuan per tsubo ( included ), The management fee shall be deposited once per month, and the monthly management fee shall be paid on the first working day of each month. The management committee or the person responsible for the management shall supervise and support the reasonable adjustment of management fees, provided that the person in charge of the management shall notify the person within 3 months.

2.	The electricity used within the tax target is calculated based on the amount of electricity used for each portion of the electricity, and the payment of the tax is due. Water facilities installed in Rucheng concession room, installation costs for water distribution facilities, and water costs.

3.	Power for public facilities, lighting, air conditioning, etc. Power for public facilities, power for public facilities, management central calculation standards, tax liability for public facilities, water for public facilities.

4.	When the tax is paid, the tax is paid immediately, and the tax is paid immediately when the tax is paid, and water, electricity, air conditioning, etc. are paid when the tax is paid.

5.	Land rent, house tax derived from tax.

6.	This tax demand and public certification, the public certification fee and the average burden.

Article 9: Use Management

Compliance with the following standards for the use of tax targets by taxpayers:

1.	The use and management of tax-targeted property, the regulations of the management committee of the mansion or the person responsible for management, the regulations of the related management regulations, and the provisions of violation of the terms and conditions At the time, the person responsible for managing the main building or the person responsible for the management of the main building shall be notified of the receipt of the tax and the regular improvement of the tax shall be made, and if the tax has not been improved upon the expiration date of the tax, the present tax shall be terminated upon the receipt of the tax.

2.	2. If the tax target object is set up as an advertisement or an invitation board, then the relevant regulations of the management law are met, and the tax person agrees to the agreement. The designated position of the taxpayer shall be established, and the taxpayer or the management committee (or the executive committee) shall remove the contractor, and the fee shall be borne by the taxpayer.

3.	The person responsible for accepting the tax and the person responsible for issuing the tax and his/her agent, as well as the central management staff of the main building, shall, if necessary, monitor the contents of the tax target, and provide information regarding the protection of the tax, provided that the person who has previously notified the person of the matter.

4.	When managing the staff, visitors, and goods in and out of the main building, the management of the main building’s interaction is regulated.

5.	The person who pays the tax and the person who pays the tax agrees to the document, and the person who does not receive the tax pays all or part of the target property. Rental (but transfer rental Excluding enterprises related to taxation, taxation, gifting, transfer, borrowing for use by others, transfer to other companies (excluding enterprises related to taxation and public judicial provisions), entrustment to other companies, or merger use with other companies. The person who has previously received the tax has given his/her consent, and the person who has not paid the tax has not received the insurance. Admire people Violation of the above-mentioned affair or violation of the law in relation to the main building, exclusion from the contract, violation of the contract, tax creator, profit, immediate termination, non-existence of the original tax, whether there is any other damage caused by the tax contributor or the benefit of the taxpayer.

6.	Contains illegal items, explosive, flammable or dangerous items, and excessive amounts of electrical appliances and cooking utensils for illegal use. Equipment or installation of high-quality equipment, rainbow light tube or LED type publicity, glass installation, pasting and publicity, approval from the management center. Unavailable outdoor ceiling wires and various wire wiring equipment.

7.	對於Direct or indirect cause of tax target property, installation of a person to pay for it, maintenance of management and maintenance of equipment, housing stock, accessories, etc. Damage to or malfunction of equipment, wiring, etc., acts of the authorized person or recipient, conduct of the guide or other person or object, appeal, investigation, and associated production costs.

8.	What actions are taken by the taxpayer, the failure to protect the fire protection or defense of the main building, or the failure to protect the rights of third parties, or the increase in the cost of protection. If the contract is broken due to violation of the contract, the contract is broken by the dispatcher or the other party, the contract is lapsed or the contract is revised, and any costs or expenses incurred by the party shall be compensated immediately.

9.	The main building public space, free space, wholesaler parking area, locomotive parking area, etc. are managed by the management committee or the person responsible for management, reserved use and profits, and no objection is given to the taxpayer.

10.	Buildings and rooms (including air-conditioning units) are prohibited from entering the building, and the area designated by the operator’s management center is prohibited.

Article 10 Maintenance emergency accident

1.	Human-caused emergencies (fires, water leaks, storm damage, etc.), people who need to notify the unclaimed property, rescue the target property, but after the fact, the fastest way to notify the person.

2.	For the purpose of maintenance and maintenance of target objects, facilities, public facilities, etc., the taxpayer shall be notified of the situation, the taxpayer shall be accompanied by the taxpayer, and the target object shall be subject to regular maintenance and inspection.

Article 11 Penalties for Violation

1.	If a person who signs a tax violates or fails to comply with the terms of this contract, if the tax is issued without periodic reminders, the contract is terminated, the tax is terminated, the tax is paid as a punitive penalty, and the tax is subject to non-conditions due to consent.

2.	When the lease period expires or ends, the person in charge of the tax is immediately transferred and the target object of the transfer of tax is transferred, however, if the person in charge of the tax violates the actual tax contract, the person in charge of the tax is terminated, and the person in charge of the tax is transferred within the notice period. When the transfer is not completed, all costs of compulsory execution of transfer with the consent of the consenting person, parallel liability lawsuit and compulsory execution. The date of the transfer of the tax to the transfer of the tax from the date of the date of birth to the date of transfer of the tax to the date of transfer, the fixed date of three times the tax per day (the monthly tax is converted to the 30th day of each month), and the punitive penalty fee for the tax.

3.	Excluded from Paragraph 2 Punitive penalties, including the creation of tax liability and other damages, compensation for tax liability and non- responsive consequences.

4.	If the contract is terminated before the lease deadline expires, the contract is terminated if the contract is submitted three months in advance, and if the contract is submitted three months in advance, the contract is waived without penalty, and if the contract is terminated without consent.

Article 12 Supplementary Provisions

1.	If the person who receives the tax or the person who issues the tax is responsible for the actual tax, the notice will be sent to the seller, and the official contract will be posted on the official contract. If the land is changed immediately, the person will be notified of the change, whether it is rejected or illegally thrown, and the person who resigned will be notified.

2.	The title of each article in this Agreement shall not be used, defined, limited or described, nor shall it affect the scope or purpose of this Agreement, nor shall it affect the internal effect of any such article, or the terms of the letter thereof.

3.	The management committee or the person in charge of the management shall make an announcement regarding the Far Xiong Financial Center Taichung Management Regulations, and the tax holders or their beneficiaries shall comply with the provisions of the Act on the Management of Far East Financial Center Taichung.

4.	This tax agreement shall be disputed and the parties involved shall agree to the terms and conditions of the 8 parties concerned and the parties involved in the taxation and the payment of the tax by the Taiwan Central District Court of Taiwan.

5.	This tax agreement is based on the terms and conditions of the real estate business, and the real estate business is intermediary. Actual price registration.

6.	Personal data protection law notice:

Yuanxiong Life Insurance Business Co., Ltd. (hereinafter referred to as the Company) relies on the Personal Assets Protection Law (hereinafter referred to as the Personal Assets Law), the provisions of Article 8, Paragraph 1 and Article 9, Paragraph 1, the following matters in the notification, and the details of the request:

I.	Purpose of collection:

services (007), collection and use of financial service business related laws and regulations and financial supervision requirements (059), collection and use of personal data related to non-official machinery and legal obligations (063), contracts, similar contracts, and other legal affairs (069), consumer and customer management and services (090), and other business registration items and textile processes (181), etc., for specific purposes.

II.	Collected personal materials classification:

i.	Identification:

(1)        Individuals with knowledge: Name, occupation, place of residence, telephone and electronic mail address, and so on. Other persons may have knowledge of the materials themselves, etc.

(2)        Knowledgeable financial person: Name, name, credit card, name card, etc. of a financial institution.

(3)        Experts in government materials: unified compilation of personal identification documents, unified certification and residual disability manuals, review guides, guide guides, etc.

ii.	Special characteristics: Personal description: age, gender, date of birth, etc.

iii.	Family situation: Marital status, details of household members, etc.

iv.	Social situation: How do you own or have other rights to movable property or real property?

v.	Financial details: income, income, capital and investment, foreign trade, credit and financial transactions, etc.

vi.	Other details include business application form or contract.

III.	Source of personal information:

i.	The person in question.

ii.	The person’s legal representative and assistant.

iii.	A third person who is entrusted with the work of each section of the company.

iv.	The name of the real estate property lease contract holder.

IV.	Period, area, and method of personal resource use:

i.	Period: The period of preservation of the obligatory and dependent laws and regulations of the law enforcement office.

ii.	Symptoms: Main (branch) company, outsourcing organization, Taiwan ticket exchange, Yomoto company-owned business transportation company or organization (Like: financial institution, geopolitician and real estate business) In charge of regulatory affairs, machinery and financial supervision, management committee of the company’s related enterprises, corporate management affairs, property management company, administrative affairs, electricity application, public security, fire department, etc.

V.	According to the provisions of Article 3 of the Personal Finance Law, the procedure for obtaining and exercising the personal information of the company owned by the company is as follows:

i.	Benefits to be exercised by the company:

(1)        A copy of the book issued by the book company and requested by the company.

(2)        Supplementation or correction of claims by Mukaimoto Company.

(3)        Suspension of collection, handling or use and cancellation of claims by Mukaimoto Company.

ii.	Exercising rights: Exercising rights via electronic mail (includes e-mail, e-mail, e-mail) or transparent mail (02-2758-3099).

VI.	Impact of non-provision of private information center:

7.	The original version of this tax agreement is presented, the representatives of the legal authorities of the parties have completed their signatures and the formalities of public consultation, and the persons who approve the tax, the person who issues the tax, and the person who certifies the tax are provided with the documents.

Contracting Party

Contributor: /s/ YMA Corporation

 Legal representative: /s/ Jing-Bin Chiang

 Location: No. 1, 633, No. 7, Section 2, Taiwan Avenue, Xitun District, Taichung City

 Unified serial number: 54902977

 Phone: 04-23229900

Source: /s/ Farglory Life Insurance Inc.

 Legal representative: /s/ Meng Jianren

 Site: 28 Building, 1, Songgao Road, Xinyi District, Taipei City

 Unified serial number: 84703052

 Phone: 02-27583099

 Date: February 7, 2025

Farglory Financial Center Taichung Parking Space Lease Agreement

1.	Tax target: 633, Section 2, Taiwan Avenue, Xitun District, Taichung City, No. B4 - 72. 73. 74. 75. 76, No. 5 stop.

2.	Lease period: Started on February 17, 114 for the Liberal Democratic Party and ended on February 16, 115 for the Liberal Democratic Party.

3.	Monthly tax: Each parking space is NT$3,000 (including tax, excluding vehicle cleaning fee. If the business tax is adjusted, the difference shall be borne by the lessee)

Rental fee calculation period	Tax (untaxed)	Business tax	Total tax	Notes
114.02.17-115.02.16	14,250	750	15,000

4.	Deposit: NT$ 45,000.

5.	Rental payment method:

Invoice or bill: one payment per month for one period, one payment per month for the first day of each month. The tax shall be calculated as 1/1,000th of the monthly tax for each day, plus additional period penalties.

Bank: Kuniyasu Seika Bank Matsuyama Branch (013)

Account number: 58590-054902977

Nickname: Farglory Life Insurance Inc.

6.	Special Terms:

I.	Complying with the regulations of the “Far East Financial Center Taichung” in respect of the legal provisions of each section of the “Far East Financial Center Taichung”, the duty of care of a good manager, suspension of use, non-profitable taxation, loans and other changes, and other changes in the manner of use by other parties. Parking position or use of another vehicle, transfer of license to another person, violation of ownership, termination of the contract by the person who issued the tax, penalty for paying the full amount of the deposit with the consent of the person who received the tax, the transfer of the condition of the person who issued the tax, and the objection of the person who received the fee.

II.	On the 15th day of the tax deadline, the deadline for issuing the tax was not yet paid, and the tax was terminated.

III.	Dangerous or prohibited items such as combustible materials that cannot be parked. If there is a violation, the public safety or the resultant disaster is caused, the person is fully responsible for the tax, the tax is paid, the tax is terminated, and the request for repayment is suspended.

IV.	Output human factors stop management demand, profit adjustment stop position or position.

V.	If the lease term is agreed to be terminated by the person who wishes to terminate the contract, if the person giving notice is given less than 2 months in advance, the full amount of the relevant deposit shall be paid as a penalty, and if the person consents to the termination of the contract, the person who gives the tax shall not be subject to any conditions.

VI.	At the end of the actual tax contract period, the tax holder shall immediately return to the air, and when the original tax is fulfilled, the principal tax shall not be obligated or waived.

VII.	Matters not stipulated in this contract, civil law and other relevant laws and regulations shall be complied with.

7.	Supplementary Provisions

I.	The documents and materials for each section of the document issued by the tax office, except for use for the purpose stated below, and the provisions of the Act on the Protection of Personal Resources, reasonable considerations and use.

II.	The person who consents to the tax, the person who provides the tax, the person who provides the tax, and the person who provides the personal information or the copy of this contract and the copy of the contract below are listed below:

(1)        Executive management office management center (or management committee) or property management company.

(2)        When the request is made by the competent authority regarding matters related to the contract for the performance of other parties.

8.	Personal Data Protection Act Notice

Yuanxiong Life Insurance Business Co., Ltd. (hereinafter referred to as the Company) relies on the provisions of Article 8, Paragraph 1 and Article 9, Paragraph 1 of the Personal Information Protection Law (hereinafter referred to as the Personal Information Protection Law), the following matters in the notification, and the details of the request:

I.	Purpose of collection: Financial service business (007), financial service industry laws and regulations and financial supervision requirements, collection and use of such matters (059), collection and use of personal materials related to non-official institutions and legally obligated offices (063), Contracts and similar contracts and other legal affairs (069), Consumer and customer management and services (090), and other business registration items and textile chapters (181), etc., for specific purposes related to rational matters.

II.	Collected personal materials classification:

i.	Identification:

(1)        Individuals with knowledge: Name, occupation, place of residence, telephone and electronic mail address, and so on. Other persons may have knowledge of the materials themselves, etc.

(2)        Knowledgeable financial person: Name, name, credit card, name card, etc. of a financial institution.

(3)        Experts in government materials: unified compilation of personal identification documents, unified certification and residual disability manuals, review guides, guide guides, etc.

ii.	Special characteristics: Personal description: age, gender, date of birth, etc.

iii.	Family situation: Marital status, details of household members, etc.

iv.	Social situation: How do you own or have other rights to movable property or real property?

v.	Financial details: income, income, capital and investment, foreign trade, credit and financial transactions, etc.

vi.	Other details include business application form or contract.

III.	Source of personal information:

i.	The person in question.

ii.	The person’s legal representative and assistant.

iii.	A third person who is entrusted with the work of each section of the company.

iv.	The name of the real estate property lease contract holder.

IV.	Period, area, and method of personal resource use:

i.	Period: The period of preservation of the obligatory and dependent laws and regulations of the law enforcement office.

ii.	Symptoms: Main (branch) company, outsourcing organization, Taiwan ticket exchange, Yomoto company-owned business transportation company or organization (Like: financial institution, geopolitician and real estate business) In charge of regulatory affairs, machinery and financial supervision, management committee of the company’s related enterprises, corporate management affairs, property management company, administrative affairs, electricity application, public security, fire department, etc.

iii.	Area: The area where the above-mentioned phenomenon is located.

iv.	Method: Method of use according to the provisions of the law.

V.	According to the provisions of Article 3 of the Personal Finance Law, the procedure for obtaining and exercising the personal information of the company owned by the company is as follows:

i.	Right to exercise by the company:

(1)        A copy of the book issued by the book company and requested by the company.

(2)        Supplementation or correction of claims by Mukaimoto Company.

(3)        Suspension of collection, handling or use and cancellation of claims by Mukaimoto Company.

ii.	Exercising benefits method: Taiwan end acquisition and writing (including e-mail items, denshin, e-mail items) A transparent customer service telephone (02-2758-3099) exercise right.

VI.	Impact on profit and loss due to non-provision of personal data center:

At the time of mutual personal information provided by young talent at the end of the company, this company may be able to proceed with the necessary trial and administrative work, so that it is possible to provide the relevant services or benefits at the end of the company.

Contracting Party

Contributor: /s/ YMA Corporation

Legal representative: /s/ Jing-Bin Chiang

Location: No. 1, 633, No. 7, Section 2, Taiwan Avenue, Xitun District, Taichung City

Unified serial number: 54902977

Phone: 04-23229900

Source: /s/ Farglory Life Insurance Inc.

Legal representative: /s/ Meng Jianren

Site: 28 Building, 1, Songgao Road, Xinyi District, Taipei City

Unified serial number: 84703052

Phone: 02-27583099

Date: February 7, 2025